UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  May 23, 2018

(Date of earliest event reported)

Timberline Resources Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055

_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 664-4859

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01

Entry into a Material Definitive Agreement

On May 23, 2018, Timberline Resources Corp. (the “Company”) entered into a purchase and sale agreement with Americas Gold Exploration, Inc. (“AGEI”) dated May 23, 2018 (the “Agreement”) pursuant to which the Company acquired ownership interests in two Nevada gold-copper mineral properties located in the Battle Mountain mining district (the “Properties”).

The acquisition includes the right to earn into existing joint venture agreements with McEwen Mining Inc. (“McEwen”) at the Elder Creek Project (the “Elder Creek Joint Venture”), and with Lac Minerals (USA) LLC, a wholly owned subsidiary of Barrick Gold Corporation (“LAC”) at the Paiute Project (the “Paiute Joint Venture”).

As consideration for the acquisition of the Properties, the Company issued to AEGI ten million shares of the Company’s common stock (the “Consideration Shares”) and five million non-transferrable share purchase warrants, with each warrant exercisable to acquire one share of the Company’s common stock for US$0.24 for a period of three years (the “Consideration Warrants”). In addition, the Company will deliver to AGEI, subject to any required regulatory approval, an additional 5,000,000 common stock purchase warrants with the same terms and in the same form as the Consideration Warrants if and when the earlier of the following occurs: (i) Timberline enters into an arrangement with a funding partner for the advancement of the Elder Creek Joint Venture, or (ii) Timberline has met the 2018 work commitment of $500,000 under the Elk Creek Joint Venture Agreement (the “Additional Consideration Warrants”).

Upon closing the acquisition of these property interests, the Company will become the operator and manager of both of the Elder Creek Joint Venture and the Paiute Joint Venture. In addition, pursuant to the Agreement, Mr. Don McDowell will become a Vice President of Timberline, and AGEI will have the right to appoint two new directors to the Corporation’s Board of Directors.

The Agreement contains representations and warranties of AEGI related to the Properties, the sale to the Company and the receipt of the Consideration Shares, Consideration Warrants and the Additional Consideration Warrants under applicable securities laws and of the Company related to corporate matters and the issuance of the Consideration Shares, Consideration Warrants and the Additional Consideration Warrants. The Agreement contains customary closing conditions including receipt of all necessary regulatory approvals and third party consents. Closing of the acquisition will be as soon as possible following satisfaction of all closing conditions.

The Agreement can be terminated by each party prior to closing if there is a material breach of the obligations of the other party under the Agreement which remains uncured for 10 days, the closing has not occurred within 90 days of May 23, 2018, McEwen exercises its right of first refusal in relation to the sale of the interests in the Elder Creek Joint Venture or  LAC exercises its preemptive right to purchase the interests in the Paiute Joint Venture.

Item 7.01 Regulation FD Disclosure.

On May 24, 2018, the Company issued a press release entitled “Timberline Resources Signs Definitive Agreement to Acquire Battle Mountain Gold-Copper Property Interests”.

On May 24, 2018, the Company issued a press release entitled “Timberline Resources Announces Gold Assay Results for the Paiute Project, Battle Mountain District, Nevada”

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press releases attached hereto is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

Description

99.1

Press Release of Timberline Resources Corporation dated May 24, 2018 regarding the Agreement *

99.2

Press Release of Timberline Resources Corporation dated May 24, 2018 regarding Paiute Project assay results*

*The foregoing exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: May 30, 2018	By:	/s/ Randal L. Hardy
Randal L. Hardy Chief Financial Officer